EXHIBIT 10.5

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of the date written below, is made by and between Bob Evans Farms, Inc., a Delaware corporation (the “Company”), and (the “Indemnitee”).

R E C I T A L S:

A.	The Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors or officers;

B.	The Company, after reasonable investigation, has determined that the liability insurance coverage presently available to the Company may be inadequate in certain circumstances to cover all possible exposure for which Indemnitee should be protected;

C.	The Company believes that the interests of the Company and its stockholders would best be served by a combination of such insurance and the indemnification by the Company of the directors and officers of the Company;

D.	The Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-Laws (“By-Laws”) require the Company to indemnify its directors, along with board elected officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”);

E.	The Certificate of Incorporation and By-Laws expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Company and its directors and officers with respect to indemnification;

F.	Section 145 of the DGCL (“Section 145”), under which the Company is organized, empowers the Company to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

G.	Section 102(b)(7) of the DGCL allows a corporation to include in its certificate of incorporation a provision limiting or eliminating the personal liability of a director for monetary damages in respect of claims by shareholders and corporations for breach of certain fiduciary duties, and the Company has so provided in its Certificate of Incorporation that each Director shall be exculpated from such liability to the maximum extent permitted by law;

H.	The Company desires to provide the Indemnitee with specific contractual assurances of the Indemnitee’s rights to full indemnification against litigation risks and reasonable expenses (regardless, among other things, of any amendment to or revocation of the Certificate of Incorporation and By-Laws or any change in the ownership of the Company or the composition of its Board of Directors) and, to the extent insurance is available, the coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

I.	The Nominating and Corporate Governance Committee, as well as the Board of Directors, has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its stockholders;

J.	The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company free from undue concern for unwarranted claims for damages arising out of or related to such services to the Company; and

K.	Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Company on the condition that he is furnished the indemnity provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)	The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, proceeding, or arbitration, whether civil, criminal, administrative, investigative, appellate or arbitral, and whether formal or informal.

(b)	The phrase “by reason of the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of any Other Enterprise,” or any substantially similar phrase, shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c)	The term “Expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect expenses, costs or charges of any type or nature whatsoever (including, without limitation, all reasonable attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party, provided that the rate of compensation and estimated time involved is approved by the Company’s Board of Directors, which approval shall not be unreasonably withheld, conditioned or delayed), actually and reasonably incurred by Indemnitee in connection with the investigation, preparation, prosecution, defense, settlement, arbitration or appeal of, or the giving of testimony in, a Proceeding or establishing or enforcing a right to indemnification under this Agreement, the Company’s Certificate of Incorporation or By-Laws, Section 145 of the General Corporation Law of the State of Delaware or otherwise.

(d)	The terms “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Company), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

(e)	The term “Company” shall include, without limitation and in addition to the resulting corporation, any constituent corporation or any Other Enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation or Other Enterprise, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of any Other Enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation or Other Enterprise as if its separate existence had continued.

(f)	The term “Other Enterprise” shall include, without limitation, any other corporation, limited liability company, partnership, joint venture, trust, real estate investment trust or employee benefit plan.

(g)	The phrase “serving at the request of the Company,” or any substantially similar phrase, shall include, without limitation, any service as a director or officer of the Company which involves services as a director, officer, employee or agent with respect to any Other Enterprise, including any employee benefit plan.

(h)	A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)	The term “defense” shall include investigations of any Proceeding, appeals of any Proceeding and defensive assertion of any cross-claim or counterclaim.

(j)	The term “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel arising out of or relating to this Agreement or its engagement pursuant hereto.

(k)	“Change in Control” means an event that shall be deemed to have occurred on any of the following:

1.	the Incumbent Directors cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after January 1, 2011( the effective date of the Company’s Change in Control Plan) whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director;

2.

the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Company, any Other Enterprise or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed Schedule 13G (or any successor form or filing) promulgated by the Securities and Exchange Commission (“SEC”) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);

3.	the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

4.	the sale or other disposition of all or substantially all of the assets of the Company; or

5.	the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any amount payable under this Agreement that is subject to Code Section 409A (and for which no exception applies), a Change in Control shall not be deemed to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder.

Section 2. Indemnification.

(a)

Subject to Sections 4, 6 and 8 of this Agreement, an Indemnitee who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of a Other Enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against all Expenses and judgments, fines and amounts paid in settlement in connection therewith; provided, however, that, except as provided in this Agreement with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board. The right to indemnification conferred in this Section 2(a) shall include the right to be paid by the Company the Expenses incurred in defending any such proceeding in advance of its final disposition (an “advancement of Expenses”); provided, however, that, if Delaware law so requires, Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be advanced only upon delivery to the Company of an undertaking (an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2(a) or otherwise.

(b)	The indemnification provided by this Section 2 shall be from and against Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(c)	Notwithstanding the foregoing provisions of this Section 2, in the case of any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee or agent of any Other Enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d)	The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 3. Successful Defense; Partial Indemnification. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 2 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against Expenses actually and reasonably incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any Proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Company, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal Proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines or amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding, or in defense of any claim, issue or matter therein, and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgments, fines or amounts paid in settlement to which Indemnitee is entitled. Any necessary determination regarding allocation or apportionment of Expenses between successful and unsuccessful claims, issues or matters shall be made by the person, persons or entity empowered or selected under Section 4(a) to determine whether Indemnitee is entitled to indemnification.

Section 4. Determination That Indemnification Is Proper.

(a)	Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Company unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 2(b) hereof. Any such determination shall be made (i) by a majority vote of the directors who are not parties to the Proceeding in question (“disinterested directors”), even if less than a quorum, (ii) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum, (iii) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the Proceeding in question, (iv) by Independent Counsel, or (v) by a court of competent jurisdiction; provided, however, that following a Change in Control of the Company, any determinations, whether arising out of acts, omissions or events occurring prior to or after the Change in Control of the Company, shall be made by Independent Counsel selected in the manner described in Section 4(b). Such Independent Counsel shall determine as promptly as practicable whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and shall render a written opinion to the Company and to Indemnitee to such effect.

(b)

If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(a) hereof, the Independent Counsel shall be selected as provided in this Section 4(b). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made in proper form, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 4(a) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 4(a) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 4(b) regardless of the manner in which such Independent Counsel was selected or appointed.

Section 5. Advance Payment of Expenses; Notification and Defense of Claim.

(a)	Expenses incurred by Indemnitee in defending a Proceeding, or in connection with an enforcement action pursuant to Section 6(b), shall be paid by the Company to Indemnitee in advance of the final disposition of such Proceeding as soon as practicable but in any event no later than twenty (20) days after receipt by the Company of (i) a statement or statements from Indemnitee requesting such advance or advances from time to time, and (ii) an undertaking by or on behalf of Indemnitee to repay such amount or amounts, only if, and to the extent that, there is a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement or otherwise. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Advances shall be unsecured and interest-free.

(b)	Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim thereof is to be made against the Company hereunder, notify the Company of the commencement thereof. The failure to promptly notify the Company of the commencement of the Proceeding, or Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is prejudiced in its defense of such Proceeding as a result of such failure.

(c)	In the event the Company shall be obligated to pay the Expenses of Indemnitee with respect to a Proceeding as provided in this Agreement, its Certificate of Incorporation, its By-Laws or otherwise, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding at Indemnitee’s expense and (ii) if (1) the employment of counsel by Indemnitee has been previously authorized in writing by the Company, (2) counsel to the Company or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Company and Indemnitee in the conduct of any such defense, (3) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel or (4) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company, except as otherwise provided by this Agreement. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Company or Indemnitee shall have reasonably made the conclusion provided for in clause (2) of the proviso in the immediately preceding sentence.

(d)	Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s corporate status with respect to the Company or any Other Enterprise which Indemnitee is or was serving or has agreed to serve at the request of the Company, a witness or otherwise participates in any Proceeding at a time when Indemnitee is not a party in the Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 6. Procedure for Indemnification.

(a)	To obtain indemnification (other than as provided otherwise herein) under this Agreement, Indemnitee shall promptly submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b)	The determination whether to grant Indemnitee’s indemnification request (whether made by the Board of Directors or one of its committees, Independent Counsel, or the Company’s stockholders) shall be made promptly, and in any event within sixty (60) days following receipt of a request for indemnification pursuant to Section 6(a). The right to indemnification as granted by Section 2 of this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Company denies such request, in whole or in part, or fails to respond within such sixty-day (60) period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses under Section 5 hereof where the required undertaking, if any, has been received by the Company) that Indemnitee has not met the standard of conduct set forth in Section 2 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Company. Neither the failure of the Company (including its Board of Directors or one of its committees, its Independent Counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 2 hereof, nor the fact that there has been an actual determination by the Company (including its Board of Directors or one of its committees, its Independent Counsel, and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. The Indemnitee’s Expenses incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such Proceeding or otherwise shall also be indemnified by the Company.

(c)	The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 6, and the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Company overcomes such presumption by clear and convincing evidence.

(d)	The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 7. Insurance and Subrogation.

(a)	The Company represents that it currently has in effect policy or policies of director and officer liability insurance (the “Insurance Policies”) which names or covers Indemnitee as an insured.

(b)	So long as Indemnitee shall continue to serve as a director or officer of the Company, or shall continue at the request of the Company to serve as a director or officer, employee or agent of any Other Enterprise, and thereafter so long as Indemnitee shall be subject to any possible claim or is a party or is threatened to be made a party to any Proceeding, by reason of the fact that Indemnitee is or was a director or officer of the Company, or is or was serving in any of said other capacities at the request of the Company, the Company shall be required to maintain the Insurance Policies in effect or to obtain policies of directors’ and officers’ liability insurance from established and reputable insurers with coverage in at least the amount or amounts as prescribed by the Insurance Policies and which provides the Indemnitee with substantially the same rights and benefits as the Insurance Policies, and which coverage, rights and benefits shall, in any event, be as favorable to Indemnitee as are accorded to the most favorably insured of the Company’s directors or officers, as the case may be (“Comparable D&O Insurance”) unless, in the reasonable business judgment of the Board of Directors of the Company as it may exist from time to time, either (i) the premium cost for such Insurance Policies or Comparable D&O Insurance is disproportionate to the amount of coverage provided, or (ii) the coverage provided by such Insurance Policies or Comparable D&O Insurance is so limited by exclusions that there is insufficient benefit provided by such director and officer liability insurance; provided, however, that in the event that the Board of Directors makes such a determination, the Company shall provide notice to Indemnitee no less than thirty (30) days prior to the lapse or termination of coverage under the Insurance Policies or Comparable D&O Insurance.

(c)	If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such claim, and any Proceeding in which such claim is asserted, to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such claim or Proceeding in accordance with the terms of such policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement. In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all Expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(d)	The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, Expenses, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that Indemnitee has otherwise actually received such payment under the Company’s Certificate of Incorporation or By-Laws, or any insurance policy, contract, agreement or otherwise.

(e)	The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any Other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Other Enterprise.

Section 8. Limitation on Indemnification.

Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a)	Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to a Proceeding (or part thereof) initiated by Indemnitee, except with respect to a Proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Sections 6(b) and 8(b) of this Agreement), unless such Proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company or the Proceeding was commenced following a Change in Control.

(b)	Action for Indemnification. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee’s right to indemnification in such Proceeding, in whole or in part, or unless and to the extent that the court in such Proceeding shall determine that, despite Indemnitee’s failure to establish his or her right to indemnification, Indemnitee is entitled to indemnity for such Expenses; provided, however, that nothing in this Section 8(b) is intended to limit the Company’s obligation with respect to the advancement of Expenses to Indemnitee in connection with any such Proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 5 hereof.

(c)

Certain Statutory Violations. To indemnify Indemnitee on account of any Proceeding with respect to which final judgment is rendered against Indemnitee for (i) payment or an accounting of profits arising from the purchase or sale by

Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute, or (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Sections 304 or 954 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

(d)	Non-compete and Non-disclosure. To indemnify Indemnitee in connection with Proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements the Indemnitee may be a party to with the Company, or any subsidiary of the Company or any Other Enterprise.

Section 9. Mutual Acknowledgement. Both the Company and the Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. The Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify the Indemnitee.

Section 10. Certain Settlement Provisions. The Company shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any Proceeding without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 11. Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee as to Expenses, judgments, fines and amounts paid in settlement with respect to any Proceeding, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

Section 12. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee’s Expenses, judgments, fines and amounts paid in settlement with respect to any Proceeding, or any claims, issues or matters in such Proceeding, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Company or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 2 hereof, or (ii) any limitation on indemnification set forth in Section 7(e), 8, 9 or 10 hereof.

Section 13. Form and Delivery of Communications. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below, or to such other address or facsimile number as may have been furnished hereafter to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

If to the Company:

Bob Evans Farms, Inc.

Attn: General Counsel

3776 South High Street

Columbus, Ohio 43207

Facsimile: (614) 409-2467

Email: colin.daly@bobevans.com

If to Indemnitee: At the Address Indicated on the Signature Page

Section 14. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Agreement to expand further the indemnification of, or advancement of Expenses to, or making permitted contribution to, directors or officers, then the Company shall indemnify and advance Expenses and make contributions to Indemnitee to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Section 15. Nonexclusivity. The provisions for indemnification, advancement of Expenses and contribution set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or By-Laws, in any court in which a Proceeding is brought, the vote of the Company’s stockholders or disinterested directors, other agreements or otherwise, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as a director or officer of the Company, or ceased serving at the Company’s request as a director, officer, employee or agent of any Other

Enterprise, and shall inure to the benefit of the heirs, executors, administrators and legal representatives of Indemnitee. However, no amendment or alteration of the Company’s Certificate of Incorporation or By-Laws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

Section 16. Enforcement. The Company shall be precluded from asserting in any judicial Proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company agrees that its obligations set forth in this Agreement are unique and special, and that failure of the Company to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Agreement.

Section 17. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification of, and advancement of Expenses and contribution to, Indemnitee to the fullest extent now or hereafter permitted by law.

Section 18. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

Section 19. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 20. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent of fiduciary (as applicable) of the Company or of any Other Enterprise.

Section 21. Service of Process and Venue. For purposes of any Proceedings to enforce this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any Proceeding arising out of or in connection with this Agreement shall be brought only in the

Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any Proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, CT Corporation as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such Proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such Proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such Proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 22. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification of, or advancement of Expenses or contribution to, its officers and directors by the Company, then the indemnification, advancement of Expenses and contribution provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 23. Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

Section 24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 25. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 26. Section 409A. It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto to be effective as of the last date written below.

Bob Evans Farms, Inc.:

By:

Its:

Dated:	, 20

Indemnitee:

If Notice to Indemnitee:

Facsimile:

Email:

Dated:	, 20